EXHIBIT 99

inTEST CORPORATION ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND YEAR END

CHERRY HILL, NEW JERSEY - February 27, 2001... inTEST Corporation (NASDAQ:INTT) today announced its financial performance for the quarter and year ended December 31, 2000. Net revenues for the quarter were $21.6 million, a 12% increase over the comparable prior period. Net earnings for the fourth quarter were $473,000 or $.06 per diluted share, down from $3.7 million or $.45 per diluted share for the comparable period in 1999. While the net revenues achieved were within the revised forecast provided by the Company in late December, the net earnings per diluted share were less than the revised guidance of $.10 to $.12 per share, primarily as a result of approximately $950,000 in additions to the obsolescence reserve, which reduced earnings by approximately $.07 per diluted share net of income tax. The additions to the inventory obsolescence reserve, which normally approximate $150,000 per quarter, were made against certain recently discontinued product lines, as well as other products where the Company does not see significant future demand relative to current inventory levels.

For the year ended December 31, 2000, the Company's net earnings were $.75 per diluted share compared to $.74 per diluted share for 1999. Included in the results for the year were $2.7 million of costs related to the merger with Temptronic, which was completed on March 9, 2000, as well as $415,000 of expenses associated with the withdrawn offering of common shares. Net earnings for the year ended December 31, 2000, adjusted to eliminate these non-recurring costs net of their tax impact, were $9.1 million or $1.07 per diluted share. While net revenues for 2000 were up 64% over 1999, net earnings excluding the non-recurring charges increased by 48%. The lower percentage increase in net earnings excluding non-recurring charges reflects both the change in customer mix from end-user to OEM's as well as the effect of certain previously disclosed events during the fourth quarter.

Robert E. Matthiessen, President and CEO said, "2000 was a strong year for inTEST, with record annual net revenues of $87.7 million and record annual orders for our products of $98.1 million, which grew 53% over the comparable prior period. While we continue to remain optimistic about our products and the strength of our customer relationships, the general economic outlook for the semiconductor capital equipment industry does not support the growth previously experienced. With many of our customers on capital equipment spending holds, it is difficult to predict what the future requirements of our customers will be, but we remain prepared to respond to those demands as they arise. In response to this slowdown, we have implemented an across the board cost containment program that is designed to reduce the Company's overall costs by 10%." Mr. Matthiessen commented further, "These cost containment measures are not the only solutions we will use to manage our profitability, as we also plan to pursue market growth strategies and product development programs that will position the Company for the anticipated growth in the market during the second half of the year."

Hugh T. Regan, Jr., Treasurer and CFO said, "Consistent with the current consensus industry predictions that 2001 will follow a downward trend with an upturn possibly later in the year, the Company forecasts that net revenues will range from $19.0 to $20.0 million in the first quarter of 2001 and from $17.0 to $18.5 million in the second quarter 2001. Diluted earnings per share are anticipated to be $.10 to $.12 per share for the first quarter and $.02 to $.04 per share for the second quarter of 2001."

inTEST Corporation (www.intest.com) is a leading independent designer, manufacturer and marketer of docking and manipulator hardware products, temperature management systems and customized interface solutions that are used by semiconductor manufacturers to perform final testing of integrated circuits and wafer products. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore. In addition, inTEST also has offices in Japan and Germany, which provide design, sales, service and support, with additional support offices in Arizona and Texas.

The statements by Messrs. Matthiessen and Regan contain forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a decline in the demand for integrated circuits; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; costs associated with, and progress in, the integration of acquired operations; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our report on Form 10-Q for the quarter ended September 30, 2000.

As previously announced, there will be a conference call hosted by management on Tuesday, February 27, 2001 at 5:30 p.m. EST. This call will be broadcast live on the Internet and can be accessed through www.vcall.com. It is recommended that participants register at least 10 minutes prior to the broadcast. The call will be archived for 30 days.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Consolidated Statements of Earnings Data:
	Three Months Ended December 31 ,		Twelve Months Ended December 31 ,
	2000	1999	2000	1999
Net revenues	$21,589	$19,309	$87,651	$53,585
Gross margin	7,814	10,029	39,556	26,710
Operating expenses:
Selling expense	3,432	2,744	11,711	8,418
Engineering and product development expense	1,914	1,369	6,576	4,864
General and administrative expense	1,931	2,211	7,273	6,101
Merger-related costs	-	-	2,672	-
Write-off of deferred offering costs	-	-	415	-
Operating income	537	3,705	10,909	7,327
Income tax expense	289	42	5,200	1,425
Net earnings	473	3,732	6,379	6,133

Net earnings per share - basic	$0.06	$0.46	$0.78	$0.76
Weighted average shares outstanding - basic	8,244	8,123	8,201	8,084

Net earnings per share - diluted	$0.06	$0.45	$0.75	$0.74
Weighted average shares outstanding - diluted	8,425	8,358	8,470	8,266

Consolidated Balance Sheets Data:
	As of:
	12/31/00	12/31/99
Cash and cash equivalents	$5,680	$12,047
Trade accounts and notes receivable, net	14,752	10,020
Inventories	12,559	7,972
Total current assets	34,601	32,208
Net machinery and equipment	5,087	2,697
Total assets	46,371	43,015
Accounts payable	4,563	5,195
Accrued expenses	3,568	3,011
Total current liabilities	8,427	11,424
Total stockholders' equity	37,944	31,458